Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mastech Digital, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S 8 (File Nos. 333-153759, 333-212413 and 333-228808) of Mastech Digital, Inc. of our reports dated March 16, 2021, relating to the consolidated financial statements, financial statement schedule and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ UHY LLP
Farmington Hills, Michigan March 16, 2021